FOR IMMEDIATE RELEASE

ISSI ANNOUNCES SECOND FISCAL QUARTER 2008 RESULTS

San Jose, Calif.—April 24, 2008--Integrated Silicon Solution, Inc. (Nasdaq: ISSI) today reported its financial results for the second fiscal quarter ended March 31, 2008.

Revenue in the second fiscal quarter ended March 31, 2008 was $58.0 million, down 8.4% from the $63.3 million reported in the December 2007 quarter, and down 3.3% from the $60.0 million reported in the March 2007 quarter. Net income for the March 2008 quarter was $2.0 million, or $0.07 per diluted share. Net income includes a $0.8 million charge for stock-based compensation expense and a $0.6 million credit for the reversal of previously accrued liabilities for which we are no longer obligated. These results compare with net income for the March 2007 fiscal quarter of $7.1 million, or $0.19 per diluted share, which included a $0.9 million charge for stock-based compensation expense, $1.8 million for legal and accounting fees associated with our stock option investigation, and an $8.5 million gain on sale of assets.

Operating income for the second fiscal quarter ended March 31, 2008 was $0.9 million which included the $0.8 million stock-based compensation expense, and the $0.6 million credit for the reversal of previously accrued liabilities which improved gross margins by 1%. This compares to an operating loss of ($2.4) million for the same quarter in 2007 which included a $0.9 million stock-based compensation expense and a $1.8 million expense for legal and accounting fees associated with our stock option investigation. Gross margins for the second fiscal 2008 quarter were 22.9% compared to 19.0% for the same quarter in fiscal 2007.

The Company’s cash, cash equivalents and short-term investments totaled $41.2 million at March 31, 2008, a decrease of $102.1 million from December 31, 2007. This decrease was primarily due to the completion of our $70 million Tender Offer and stock repurchase, reclassification of $19.1 million in Auction Rate Securities to long-term investment due to failed auctions, and a decrease in our accounts payable. The Company’s inventory at March 31, 2008 totaled $46.8 million, an increase of $8.6 million from December 31, 2007.

“In the March quarter, we missed our revenue goal as the pricing environment for commodity DRAM continued to weaken, and we reduced our commodity revenue,” said Scott Howarth, ISSI’s President and CEO. “Strength in our SRAM business and improved product mix in our target markets allowed us to expand our margins, and announce positive operating earnings as well as net income that exceeded our guidance for the quarter. This is our seventh consecutive quarter of profitability and third consecutive quarter of operating income which demonstrates the success of our strategy,” added Mr. Howarth.

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ISSI Release
April 24, 2008

Conference Call

A conference call will be held today at 1:30 p.m. Pacific time to discuss this release. To access ISSI's conference call via telephone, dial 719-325-4840 by 1:20 p.m. Pacific time. The call will be webcast from ISSI's website at www.issi.com.

About the Company

ISSI is a fabless semiconductor company that designs and markets high performance integrated circuits for the following key markets: (i) digital consumer electronics, (ii) networking, (iii) mobile communications and (iv) automotive electronics. The Company's primary products are high speed and low power SRAM and low and medium density DRAM. The Company also designs and markets EEPROM, SmartCards and is developing selected non-memory products focused on its key markets. ISSI is headquartered in Silicon Valley with worldwide offices in Taiwan, Japan, Singapore, China, Europe, Hong Kong, India, and Korea. Visit our web site at www.issi.com.

Forward Looking Statements

This news release contains forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning demonstrating the success of our strategy are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include supply and demand conditions in the market place, unexpected reductions in average selling prices for our products, our ability to sell our products for key applications and the pricing and gross margins achieved on such sales, our ability to control or reduce operating expenses, changes in manufacturing yields, order cancellations, order rescheduling, product warranty claims, competition, the level and value of inventory held by OEM customers, or other risks listed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-K for the period ending September 2007 and our Quarterly Report on Form 10-Q for the period ended December 31, 2007. In addition, the financial information in this press release is unaudited and subject to any adjustments that may be made in connection with the quarterly review. The Company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

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CONTACT:
Scott Howarth
President & CEO, Acting CFO
Investor Relations
(408) 969-6600
ir@issi.com

Integrated Silicon Solution, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2008	2007	2008	2007

Net sales	$58,046	$59,995	$121,394	$122,139
Cost of sales	44,750	48,601	94,897	98,200
Gross profit	13,296	11,394	26,497	23,939

Operating expenses:
Research and development	4,935	5,140	9,709	10,502
Selling, general and administrative	7,463	8,675	15,125	17,768
Total operating expenses	12,398	13,815	24,834	28,270

Operating income (loss)	898	(2,421)	1,663	(4,331)
Interest and other income (expense), net	1,105	1,000	3,179	2,552
Gain on sale of investments	-	8,549	189	9,147
Income before income taxes, minority
interest and equity in net loss of
affiliated companies	2,003	7,128	5,031	7,368
Provision for income taxes	40	3	100	13

Income before minority interest and equity
in net loss of affiliated companies	1,963	7,125	4,931	7,355

Minority interest in net (income) loss of
consolidated subsidiary	20	(64)	19	(72)

Equity in net loss of affiliated companies	-	-	-	(92)

Net income	$1,983	$7,061	$4,950	$7,191

Basic net income per share	$0.07	$0.19	$0.15	$0.19
Shares used in basic per share calculation	28,160	37,612	32,374	37,612

Diluted net income per share	$0.07	$0.19	$0.15	$0.19
Shares used in diluted per share calculation	28,436	38,006	32,668	37,998

Integrated Silicon Solution, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	September 30,
	2008	2007
	(unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$37,025	$53,722
Short-term investments	4,212	80,093
Accounts receivable, net	39,206	37,030
Inventories	46,756	32,056
Other current assets	4,262	6,134

Total current assets	131,461	209,035
Property, equipment and leasehold improvements, net	24,591	23,284
Long-term investments	19,090	-
Goodwill	25,338	25,338
Purchased intangible assets, net	2,628	3,538
Other assets	1,589	1,520
Total assets	$204,697	$262,715

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt and notes	$-	$614
Accounts payable	41,874	36,509
Accrued compensation and benefits	3,029	3,588
Accrued expenses	6,965	6,734

Total current liabilities	51,868	47,445

Other long-term liabilities	851	793

Total liabilities	52,719	48,238

Commitments and contingencies

Minority interest	707	726

Stockholders' equity:
Common stock	3	4
Additional paid-in capital	308,346	376,998
Accumulated deficit	(157,718)	(162,668)
Accumulated comprehensive income (loss)	640	(583)

Total stockholders' equity	151,271	213,751
Total liabilities and stockholders' equity	$204,697	$262,715

(1) Derived from audited financial statements.